EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 27, 2004 relating to the financial statements of Avery Dennison Corporation, which appears in the 2003 Annual Report to Shareholders, which is incorporated by reference in Avery Dennison Corporation’s Annual Report on Form 10-K for the year ended December 27, 2003. We also consent to the incorporation by reference of our report dated January 27, 2004 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Los Angeles, California

November 4, 2004